EXHIBIT 11

                    THE DELTONA CORPORATION AND SUBSIDIARIES

               COMPUTATION OF NET INCOME (LOSS) PER COMMON SHARE

                                                                             YEARS ENDED
                                           ----------------------------------------------------------------------------------
                                           DECEMBER 31,    DECEMBER 25,      DECEMBER 27,      DECEMBER 28,      DECEMBER 29,
                                               1993            1992              1991              1990              1989
                                           ------------    ------------      ------------      ------------      ------------
Computation of primary income (loss)
  per common share(a):

Income (loss) before
  extraordinary item................       $  (8,772)       $  (6,808)       $  (19,529)       $  (17,008)       $   3,102
                                           =========        =========        ==========        ==========        =========

Net income (loss)...................       $  (8,772)       $   7,336        $  (26,629)       $  (17,008)       $   5,031
Deduct dividends on cumulative
  redeemable preferred stock........       $       -                -                 -                 -            1,315
                                           ---------        ---------        ----------        ----------        ---------
Net income (loss) applicable
  to common stock...................       $  (8,772)       $   7,366        $  (26,629)       $  (17,008)       $   3,716
                                           =========        =========        ==========        ==========        =========
Total weighted average common
  shares outstanding................       $   6,057            5,964             5,661             5,648            5,584
                                           =========        =========        ==========        ==========        =========

Per Common Share Data:
  Income (loss) before
   extraordinary items(b)...........       $   (1.45)       $   (1.19)       $    (3.45)       $    (3.01)       $    0.32
                                           =========        =========        ==========        ==========        =========

Net income (loss)...................       $   (1.45)       $    1.29        $    (4.70)       $    (3.01)       $    0.67
                                           =========        =========        ==========        ==========        =========

- - --------------------
     (a) Earnings per common share assuming full dilution was approximately the same for all periods.

     (b) Earnings per common share after deducting dividends on cumulative redeemable preferred stock.